Exhibit 99.1

The Chefs’ Warehouse, Inc. Reports Third Quarter 2012 Financial Results

Net Sales Increased 22.7%

Ridgefield, CT, November 1, 2012 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its third quarter ended September 28, 2012.

Financial highlights for the third quarter of 2012:

•	Net sales increased 22.7% to $124.8 million

•	Gross profit increased 21.6% to $32.4 million

•	Earnings per diluted share available to common stockholders was $0.18

•	Modified pro forma earnings per diluted share available to common stockholders[1], increased 10.5% to $0.21 per diluted share

•	Adjusted EBITDA[1] increased 22.2% to $9.7 million

“We are pleased with progress we are making toward our long term goals, especially given generally softer macroeconomic trends and sales growth,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “In this period of economic uncertainty, we continued to build our platform and lead the industry in top line growth. We are very excited about the addition of Michael’s Finer Meats to the Chefs’ family during the quarter, and we have continued to strengthen our company as we stay focused on growth in our core business. In addition to adding to our operating platform, we have added and will continue to add management and leadership talent to support our continued growth.”

“Based on our current assessment of Hurricane Sandy, we expect some short-term challenges due to the number of our customers impacted by the storm, which is reflected in our updated financial guidance. Despite these headwinds, we continue to be very active on the business development front and are looking forward to continued growth in 2013,” concluded Mr. Pappas.

Third Quarter 2012 Results

Net sales for the quarter ended September 28, 2012 increased approximately 22.7% to $124.8 million from $101.7 million for the quarter ended September 23, 2011. Acquisitions contributed the majority of this growth, or approximately 22.3% of the 22.7% total sales growth, as the Company lapped the planned attrition from the prior year’s acquisition of Harry Wils. Adjusted for this planned attrition, placements, number of unique customers and cases continued to grow in the mid single digits during the quarter compared to the prior year comparable quarter. Organic growth was positively impacted by approximately 1.7% of inflation, as the significant deflation in the dairy and cheese categories in the first and second quarters of 2012 moderated somewhat. Based on current trends and prior year pricing, we do expect the impact of planned attrition and the impact of dairy and cheese deflation to continue to moderate in the fourth quarter of 2012, which will be offset by the impact of a 53rd week in the fourth quarter of 2011.

Gross profit increased approximately 21.6% to $32.4 million for the third quarter of 2012 from $26.6 million for the third quarter of 2011. Gross profit margins decreased by 25 basis points to 25.9% for the third quarter of 2012 compared to the prior year comparable quarter. The decline in gross margins was due in large part to the acquisition of Michael’s on the Company’s overall product mix and related gross margin.

Total operating expenses increased by approximately 17.7% to $25.1 million for the third quarter of 2012 from $21.3 million for the third quarter of 2011. Warehouse, distribution and selling costs

[1]

Please see the Reconciliation of Modified Pro Forma Net Income to Net Income and the Reconciliation of EBITDA and Adjusted EBITDA to Net Income at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measures.

increased approximately $3.0 million to $17.5 million, or 14.0% of net sales, which includes $260,000 of duplicate rent expense on our Bronx facility. Excluding the duplicate rent expense, warehouse, distribution and selling costs decreased 42 basis points to 13.8% of net sales compared to the prior year comparable quarter. In addition, G&A costs increased approximately $735,000 compared to the prior year third quarter, primarily as a result of investments in information technology initiatives, increased amortization expense from the Company’s acquisitions and stock compensation costs, offset by reduced accrued compensation costs. Stock compensation costs in the third quarter of 2012 included a $713,000 non-cash charge for the acceleration of vesting on shares related to the previously announced separation of the Company’s former chief operating officer from the Company.

Operating income increased approximately 37.2% to $7.3 million for the third quarter of 2012 compared to $5.3 million for the prior year quarter. Adjusted EBITDA1 increased 22.2% to $9.7 million for the third quarter of 2012 compared to $7.9 million in the prior year third quarter.

Interest expense was $1.0 million for the third quarter of 2012 compared to $7.2 million for the prior year’s third quarter. The decrease was due to lower debt levels as a result of the Company’s IPO in July of 2011, lower interest rates on the Company’s post-IPO credit facilities and the prior year write off of deferred financing fees related to pre-IPO debt, offset in part by incremental borrowings to fund the Provvista Specialty Foods, Praml International and Michael’s Finer Meats acquisitions.

Income tax expense was $2.5 million for the third quarter of 2012 compared to a net tax benefit of $724,000 in the third quarter of 2011. Our effective tax rate was 39.5% in the third quarter of 2012 compared to 37.9% in the prior year quarter, due primarily to the impact of the Company’s acquisitions on its combined state effective tax rate. Based on the Company’s current state allocation, we expect an effective tax rate of approximately 41.0% for the full year 2012.

Net income available to common stockholders was $3.8 million, or $0.18 per diluted share, for the third quarter of 2012 compared to a loss of $1.2 million, or $(0.06) per diluted share, for the third quarter of 2011.

On a non-GAAP basis, modified pro forma net income available to common stockholders1 was $4.4 million and modified pro forma EPS was $0.21 for the third quarter of 2012 compared to modified pro forma net income available to common stockholders of $4.0 million and modified pro forma EPS of $0.19 for the third quarter of 2011.

2012 Guidance

The Chefs’ Warehouse, Inc. is updating its financial guidance for fiscal year 2012:

•	Revenue between $460.0 million and $480.0 million.

•	Net income per diluted share between $0.70 and $0.76.

•	Modified pro forma net income per diluted share between $0.75 and $0.81.

The above guidance takes into account our current estimate of the impact of Hurricane Sandy, our recent acquisition of Praml International and Michael’s Finer Meats, the write-off of deferred financing fees from the refinancing of our senior secured credit facilities; duplicate rent expense that we expect to incur in 2012 during the renovation and expansion of our Bronx, NY distribution facility; a non-cash charge associated with the accelerated vesting of shares for the Company’s former chief operating officer; as well as the previously announced loss of drayage business from a low margin customer. We expect our estimated effective tax rate to be 41.0% and fully diluted share count to be approximately 20.9 million shares for fiscal 2012

Conference Call

The Company will host a conference call to discuss third quarter 2012 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, the Company’s chairman and chief executive officer, and John Austin, the Company’s chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 401972. The replay will be available until November 8, 2012. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com).

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the short-term and long-term effects of Hurricane Sandy on the Company’s business; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; increased fuel costs and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2012. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 10,500 customer locations throughout the United States.

Contacts:

Investor Relations

John Austin, (718) 684-8415

Media Relations

Ted Lowen, (646) 277-1238

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2012 AND SEPTEMBER 23, 2011

(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2012	September 23, 2011	September 28, 2012	September 23, 2011
Net Sales	$124,807	$101,681	$337,701	$284,118
Cost of Sales	92,430	75,051	248,804	209,199

Gross Profit	32,377	26,630	88,897	74,919

Operating Expenses	25,052	21,290	67,997	56,820

Operating Income	7,325	5,340	20,900	18,099

Gain on Interest Rate Swap	0	0	0	(81)
Interest Expense	1,010	7,249	2,454	14,042
Loss on Sale of Assets	3	0	3	3

Pretax Income	6,312	(1,909)	18,443	4,135

Provision for Taxes	2,496	(724)	7,536	1,648

Net Income	$3,816	$(1,185)	$10,907	$2,487

Net Income Per Share
Basic	$0.18	$(0.06)	$0.53	$0.15
Diluted	$0.18	$(0.06)	$0.52	$0.15

Shares Outstanding
Basic	20,662,956	18,696,304	20,571,848	16,547,077
Diluted	20,980,019	18,696,304	20,911,337	17,024,121

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 28, 2012 AND DECEMBER 30, 2011

(unaudited; in thousands)

	September 28, 2012	December 30, 2011
Cash	$2,194	$2,033
Accounts receivable, net	51,749	42,876
Inventories, net	37,719	23,873
Deferred taxes, net	1,631	1,448
Prepaid expenses and other current assets	6,754	3,364

Total current assets	100,047	73,594

Restricted cash	11,004	—
Equipment and leasehold improvements, net	9,333	5,379
Software costs, net	379	355
Goodwill	43,219	20,590
Intangible assets, net	37,165	5,115
Deferred taxes, net	855	1,401
Other assets	2,678	1,444

Total assets	204,680	107,878

Accounts payable and accrued liabilities	35,148	30,371
Accrued liabilities	3,689	3,839
Accrued compensation	3,264	3,508
Current portion of long-term debt	5,173	6,107

Total current liabilities	47,274	43,825

Long-term debt, net of current portion	120,798	39,590
Other liabilities	1,142	893

Total liabilities	169,214	84,308

Preferred stock	—	—
Common stock	210	208
Additional paid in capital	20,793	19,806
Retained earnings	14,463	3,556

Stockholders equity	35,466	23,570

Total liabilities and stockholders equity	$204,680	$107,878

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CASH FLOW STATEMENT

FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2012 AND SEPTEMBER 23, 2011

(unaudited; in thousands)

	September 28, 2012	September 23, 2011
Cash flows from operating activities:
Net Income	$10,907	$2,487

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,495	1,211
Provision for allowance for doubtful accounts	729	930
Original issue discount amortization	—	2,127
Deferred credits	224	(240)
Deferred taxes	362	792
Unrealized gain on interest rate swap	—	(81)
Unrealized gain on forward contracts	—	(38)
Accrual of paid in kind interest	—	1,825
Write-off of deferred financing fees	237	2,860
Amortization of deferred financing fees	307	645
Stock compensation	1,335	1,939
Loss on asset disposal	3	3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2,090)	(6,760)
Inventories	(2,448)	(1,631)
Prepaid expenses and other current assets	(3,361)	(1,004)
Accounts payable and accrued liabilities	668	1,608
Other assets	(43)	(204)

Net cash provided by operating activities	9,325	6,469

Cash flows from investing activities:
Capital expenditures	(2,733)	(1,475)
Cash paid for acquisitions	(73,279)	(8,908)
Interest income on restricted cash	(4)
Proceeds from asset disposals	—	2

Net cash used in investing activities	(76,016)	(10,381)

Cash flows from financing activities:
Proceeds from IPO		63,476
Payment of debt	(30,087)	(91,759)
Proceeds from new senior secured term loan	40,000	30,000
Payment of deferred financing fees	(1,733)	(1,158)
Borrowings under revolving credit line	229,958	282,112
Payments under revolving credit line	(170,940)	(278,501)
Surrender of shares to pay withholding taxes	(346)	(692)

Net cash provided by financing activities	66,852	3,478

Net increase (decrease) in cash and cash equivalents	$161	$(434)
Cash and cash equivalents at beginning of period	2,033	1,978

Cash and cash equivalents at end of period	$2,194	$1,544

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2012 AND SEPTEMBER 23, 2011

(unaudited; in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2012	September 23, 2011	September 28, 2012	September 23, 2011
Net Income:	$3,816	$(1,185)	$10,907	$2,487
Interest expense	1,010	7,249	2,454	14,042
Depreciation & amortization	1,112	429	2,495	1,211
Provision for income tax expense	2,496	(724)	7,536	1,648

EBITDA (1)	8,434	5,769	23,392	19,388

Adjustments:
Gain on fluctuation of interest rate swap (2)	—	—	—	(81)
(Gain)/Loss on the marking to market of foreign exchange contracts (3)	—	206	—	(37)
Stock compensation (4)	975	1,939	1,335	1,939
Prior year’s customs duty refund(5)	—	—	—	(202)
Duplicate rent(6)	260	—	444	—
Workers compensation trust settlement(7)	—	—	—	116

Adjusted EBITDA (1)	$9,669	$7,914	$25,171	$21,123

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents the gain we experienced on our interest rate swap in each period. When we entered into our interest rate swap in 2005, we did not elect to account for it under hedge accounting rules. As such, the mark to market movement of the swap is recorded through our statement of operations. This interest rate swap expired in January 2011.
3.	Represents the unrealized (gain)/loss we experienced on our Eurodollar collar we entered into in the first quarter of 2011 as a hedge against imported products denominated and paid for in Euros.
4.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our non-executive outside directors.
5.	Represents a refund received for the overpayment of import tariffs since 2007.
6.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
7.	Represents the settlement recorded with the New York Transportation Industry Workers Compensation Trust.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME

THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2012 AND SEPTEMBER 23, 2011

(unaudited; in thousands except share amounts and per share data)

Adjustments to Reconcile Modified Pro Forma Net Income to Net Income (1)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2012	September 23, 2011	September 28, 2012	September 23, 2011
Net Income	$3,816	$(1,185)	$10,907	$2,487

Incremental Public Company Costs (2)	—	(100)	—	(750)
Stock Compensation Charges(3)	713	1,822	713	1,592
Interest Expense (4)	—	1,349	—	7,292
Write-off of Deferred Financing Fees (5)	—	2,860	237	2,860
Call Premium (6)	—	827	—	827
Original Issue Discount Write-Off (7)	—	1,708	—	1,708
Duplicate Rent (8)	260	—	444	—
Tax Effect Adjustments (9)	(384)	(3,281)	(568)	(5,256)

Total Adjustments	589	5,185	826	8,273

Modified Pro Forma Net Income	$4,405	$4,000	$11,733	$10,760

Diluted Earnings per Share - Modified Pro Forma	$0.21	$0.19	$0.56	$0.51

Diluted Shares Outstanding - Modified Pro Forma (10)	20,980,019	20,980,019	20,911,337	20,911,337

1.	We are presenting modified pro forma net income attributable to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income attributable to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income attributable to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of our IPO and some items that vary from period to period without any correlation to core operating performance.
2.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.
3.	In 2011, represents the compensation charge on vesting equity grants provided at the time of the Company’s initial public offering (IPO). For 2012, represents the accelerated vesting of equity grants given to our former COO upon his separation from the Company.
4.	Represents an adjustment to interest expense assuming post-IPO leverage levels under the senior secured credit facility that we entered into upon consummation of our IPO.
5.	Represents write-off of deferred financing fees upon refinancing our senior secured credit facilities in April 2012 and August 2011.
6.	Represents a call premium payable upon retirement of our senior secured notes in connection with our IPO.
7.	Represents a non-cash charge associated with the write-off of original issue discount upon retirement of our senior secured term loan in connection with our IPO.
8.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
9.	Represents the tax impact of adjustments 2 through 8 above.
10.	Represents diluted shares outstanding of our common stock. For comparative purposes, diluted shares outstanding for the prior year is the same as diluted shares outstanding calculated for the current year.

THE CHEFS’ WAREHOUSE, INC.

2012 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2012 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE(1)

	Low-End Guidance	High-End Guidance
Net income per diluted share	0.70	0.76

Duplicate facility rent(2)	0.02	0.02
Write-off of deferred financing fees(3)	0.01	0.01
Stock compensation charge(4)	0.02	0.02

Modified pro forma net income per diluted share	0.75	0.81

1.	Guidance is based upon an estimated effective tax rate of 41.0% and an estimated fully diluted share count of 20,884,997.
2.	Represents rent expense expected to be incurred in connection with the renovation and expansion of our Bronx facility while we are unable to utilize the facility during construction.
3.	Represents write-off of deferred financing fees from refinancing our senior secured credit facilities in April 2012.
4.	Represents the accelerated vesting of equity grants given to our former COO upon his separation from the company.